Exhibit 99.1

Hillenbrand Reports Fiscal First Quarter 2021 Results
•Fiscal First Quarter 2021 Highlights:

◦Revenue of $693 million was 22% higher year over year driven by strong COVID-19 related demand at Batesville and 50 additional days of Milacron revenue; pro forma revenue growth of 6%; Batesville sales growth of 30% year over year
◦GAAP EPS of $1.01 increased by $1.06 primarily as a result of lower business acquisition and integration costs and a gain on the sale of Red Valve; adjusted EPS of $0.96 increased 28% primarily driven by strength in Batesville and Molding Technology Solutions
◦Record backlog (results exclude Red Valve) increased 32% year over year to $1.36 billion led by continued demand for large plastics projects in Advanced Process Solutions (APS) and increased injection molding demand in Molding Technology Solutions (MTS); total backlog increased 12% sequentially
◦Cash flow from operations of $66 million increased $48 million compared to prior year; net leverage decreased to 2.2x, down 0.5x sequentially
◦Executed on portfolio simplification strategy with the announced sale of Red Valve and agreement to sell ABEL; expected total proceeds of approximately $163 million to be used to reinvest in the business and continue to reduce leverage
◦Fiscal Q2 2021 guidance: Adjusted EPS expected to be $0.85 to $0.95

BATESVILLE, Ind., February 3, 2021 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the first quarter of fiscal 2021, which ended December 31, 2020.

“We delivered strong operating results for the quarter, and with one full year since the close of the Milacron acquisition, momentum is picking up in that part of our portfolio with solid demand for both hot runner systems and injection molding equipment. Batesville again delivered strong operating results on COVID-related burial casket demand that was higher than our expectations for the quarter. In addition, we executed on our previously announced plan to exit the flow control businesses, Red Valve and ABEL, and remain on track with our plan to divest TerraSource Global. We believe we are well positioned for the remainder of fiscal year 2021 with a solid balance sheet and healthy backlog, and we remain focused on driving growth in our large platform businesses and capturing the full benefits of the Milacron integration,” said Joe Raver, President and Chief Executive Officer of Hillenbrand.

“Finally, I would like to acknowledge the continued dedication of our Hillenbrand associates throughout the world in meeting our customers’ needs and managing through the challenges of the COVID-19 pandemic.”

First Quarter 2021 Results
Revenue of $693 million increased 22% compared to the prior year, driven by strong COVID-19 related demand at Batesville and 50 additional days of revenue from Milacron (now Molding Technology Solutions). Excluding the impact of foreign currency exchange, total revenue increased 19%. On a pro forma basis, revenue increased 6% year over year, which excludes the Red Valve business in the Advanced Process Solutions segment, the Cimcool business in the Molding Technology Solutions segment, and assumes the Milacron acquisition closed on October 1, 2019.

Net income of $76 million, or $1.01 per share, increased $1.06 per share compared to the prior year, primarily driven by lower costs related to the Milacron acquisition, as well as higher income from that business, a gain on the sale of Red Valve, and higher volume at Batesville. Adjusted net income of $72 million resulted in adjusted EPS of $0.96, an increase of $0.21, or 28%, primarily driven by the strong Batesville and MTS performance. The adjusted effective tax rate for the quarter was 28.5%, an increase of 650 basis points from the prior year, primarily due to the prior year tax benefit recognized for the reduction in India’s statutory tax rate.

Adjusted EBITDA of $138 million increased 50% driven by the addition of Milacron, strong sales and margin performance at Batesville, and pricing and productivity improvements. Adjusted EBITDA margin of 19.9% expanded 370 basis points compared to a year ago.

Advanced Process Solutions (APS)
Revenue of $291 million decreased 5% compared to the same period in the prior year. Excluding the impact of foreign currency exchange, revenue decreased 9%. The revenue decline was primarily driven by a decrease in large polyolefin systems sales and lower aftermarket parts and service revenue driven by delays associated with the COVID-19 pandemic. Adjusted EBITDA margin of 16.7% decreased 10 basis points primarily due to lower volume, mostly offset by cost containment actions and productivity improvements. On a pro forma basis excluding Red Valve, Advanced Process Solutions revenue of $283 million decreased 5% compared to the prior year. Record backlog of $1.1 billion at the end of the first quarter increased 21% compared to the prior year on a pro forma basis, or 12% excluding the impact of foreign currency, driven by demand for large plastics projects. Sequentially, backlog increased 10% on a pro forma basis compared to the quarter ended September 30, 2020.

Molding Technology Solutions (MTS)
Revenue of $237 million increased 78% year over year due to the 50 additional days of ownership in the current fiscal year, and adjusted EBITDA of $48 million increased 84%. Order backlog of $292 million increased 100% year over year on a pro forma basis and 20% sequentially, driven by injection molding equipment demand.

On a pro forma basis, Molding Technology Solutions revenue increased 7% year over year driven by strong demand in hot runner systems. Excluding the impact of foreign currency exchange, revenue increased 5%. Pro forma Adjusted EBITDA of $48 million increased 47% year over year, and Adjusted EBITDA margin of 20.4% increased 560 basis points driven primarily by strong volume, favorable mix, cost synergies and cost containment actions. The company remains focused on leveraging the Hillenbrand Operating Model to drive sustainable operational improvements in MTS.

Batesville
Revenue of $165 million was 30% higher year over year. The increase was driven by strong burial volume demand due to increased mortality associated with the COVID-19 pandemic. Adjusted EBITDA margin of 31.7% was 1,360 basis points higher than the prior year, mainly driven by higher burial volume and productivity initiatives, partially offset by higher inflation and variable compensation.

Balance Sheet, Cash Flow and Capital Allocation
Hillenbrand generated cash flow from operations of $66 million in the quarter, an increase of $48 million year over year. During the quarter, the company returned $16 million to shareholders in the form of quarterly dividends and retired $157 million of debt.

Net debt at the end of the quarter was $1.1 billion, and the net debt to adjusted EBITDA ratio was 2.2x, a sequential improvement of 0.5x from September 30, 2020. Given the strength of the balance sheet and with leverage within our targeted range, the company will resume consideration of share repurchases and strategic acquisitions.

Fiscal Second Quarter 2021 Outlook
Hillenbrand is providing guidance for the fiscal second quarter 2021. Given the continued uncertainties regarding the duration and severity of the COVID-19 pandemic, the company has provided the following outlook on the assumption that a gradual stabilization of the global economy continues, with no increase in pandemic-related disruptions to the company’s businesses.

• Total quarterly revenue expected to increase 12% to 16% year over year on a pro forma basis
◦Advanced Process Solutions: down 4% to flat
◦Molding Technology Solutions: up 37% to 40%
◦Batesville: up 20% to 25%
• Adjusted EPS of 0.85 - $0.95

Conference Call Information
Date/Time: Thursday, February 4, 2021, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13715095
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, March 5, 2021)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, February 18, 2021
Replay ID number: 13715095
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring related charges;
•impairment charges;
•inventory step-up charges;
•intangible asset amortization;
•certain debt financing activities;
•gains on divestitures;
•the related income tax impact for all of these items; and
•the interaction of tax benefits and expenses related to the foreign income inclusion tax provisions and certain tax carryforward attributes associated with the acquisition of Milacron and divestitures, including the tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT) and their impact on loss carryforwards and foreign tax credits.

In consideration of the Milacron acquisition, beginning with the quarter ended June 30, 2020, the company has reported adjusted EPS results that exclude after-tax acquisition-related intangible amortization, in addition to backlog amortization excluded in previous periods. Prior year periods have been restated to conform to the presentation in the current year periods. The company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure that we use is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share

(EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under U.S. GAAP and therefore do not purport to be alternatives to net (loss) income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, or adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Advanced Process Solutions and Molding Technology Solutions reportable segments compete.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Advanced Process Solutions and Molding Technology Solutions reportable segments.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can typically span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable segment. The majority of the backlog within the Molding Technology Solutions reportable segment is expected to be fulfilled within the next twelve months. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Advanced Process Solutions and Molding Technology Solutions reportable segments will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and aftermarket parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Pro forma revenue and pro forma adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to the Red Valve business which was divested on December 31, 2020, excluding net revenue and adjusted EBITDA directly attributable to the Cimcool business which was divested on March 30, 2020, and including net revenue and adjusted EBITDA attributable to Milacron as if the acquisition had occurred on October 1, 2019. Hillenbrand uses pro forma measures to assess performance of its reportable segments and the company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided. In addition, forward-looking adjusted earnings per share for the first quarter of fiscal 2021 excludes potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2020	2019
Net revenue	$692.5	$566.9
Cost of goods sold	448.3	395.1
Gross profit	244.2	171.8
Operating expenses	131.6	157.4
Amortization expense	13.6	14.8
Gain on divestiture	(31.6)	—
Interest expense	21.2	14.7
Other (expense) income, net	(0.4)	1.9
Income (loss) before income taxes	109.0	(13.2)
Income tax expense (benefit)	31.3	(12.4)
Consolidated net income (loss)	77.7	(0.8)
Less: Net income attributable to noncontrolling interests	1.3	2.3
Net income (loss) attributable to Hillenbrand	$76.4	$(3.1)

Net income (loss) attributable to Hillenbrand — per share of common stock:
Basic earnings (loss) per share	$1.01	$(0.05)
Diluted earnings (loss) per share	$1.01	$(0.05)
Weighted average shares outstanding (basic)	75.3	68.4
Weighted average shares outstanding (diluted)	75.5	68.4

Cash dividends per share	$0.2150	$0.2125

Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended December 31,
	2020	2019
Net cash provided by operating activities	$66.2	$17.8
Net cash provided by (used in) investing activities	53.8	(1,496.1)
Net cash (used in) provided by financing activities	(174.1)	1,221.4
Effect of exchange rate changes on cash and cash equivalents	9.7	0.4
Net cash flows	(44.4)	(256.5)

Cash, cash equivalents, and restricted cash:
At beginning of period	311.8	399.4
At end of period	$267.4	$142.9

Reconciliation of Non-GAAP Measures

(in millions, except per share data)	Three Months Ended December 31,
	2020	2019
Net income (loss) attributable to Hillenbrand	$76.4	$(3.1)
Business acquisition, disposition, and integration costs (1)	9.7	53.8
Restructuring and restructuring related charges (2)	1.5	2.4
Other	0.1	—
Inventory step-up (3)	—	9.6
Intangible asset amortization (4)	13.6	14.8
Debt financing activities (5)	0.6	1.6
Gain on divestiture (6)	(31.6)	—
Tax effect of adjustments (7)	(5.7)	(20.2)
Tax adjustments (8)	7.7	(7.4)
Adjusted net income attributable to Hillenbrand	$72.3	$51.5

Diluted earnings per share	$1.01	$(0.05)
Business acquisition, disposition, and integration costs (1)	0.13	0.79
Restructuring and restructuring related charges (2)	0.02	0.04
Other	—	—
Inventory step-up (3)	—	0.14
Amortization (4)	0.18	0.21
Debt financing activities (5)	0.01	0.03
Gain on divestiture (6)	(0.42)	—
Tax effect of adjustments (7)	(0.07)	(0.30)
Tax adjustments (8)	0.10	(0.11)
Adjusted diluted earnings per share	$0.96	$0.75

(1)Business acquisition, disposition, and integration costs during the three months ended December 31, 2020 primarily included professional fees and employee-related costs attributable to the integration of Milacron and divestiture of Red Valve. Business acquisition, disposition, and integration costs during the three months ended December 31, 2019 primarily included expenses for the settlement of outstanding Milacron share-based equity awards, professional fees, and severance and employee-related costs in connection with the acquisition and integration of Milacron.
(2)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during the three months ended December 31, 2020 and 2019.
(3)Represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisition of Milacron during the three months ended December 31, 2019.
(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)Debt financing activities during the three months ended December 31, 2020 primarily included the accelerated amortization of deferred financing costs related to the $225.0 term loan which was repaid during the three months ended December 31, 2020, along with certain other financing costs. Debt financing activities during the three months ended December 31, 2019 primarily included the net interest expense on our $375.0 senior unsecured notes prior to completing the Milacron acquisition, along with certain other Milacron acquisition financing costs.
(6)Hillenbrand recorded a pre-tax net gain on the divestiture of Red Valve during the three months ended December 31, 2020.
(7)Represents the tax effect of the adjustments previously identified above.
(8)For the periods ended December 31, 2020 and 2019, this primarily represents the net impact from certain tax items related to the acquisition of Milacron, additionally for the period ended December 31, 2019, this includes the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions.

	Three Months Ended December 31,
Shares used in computing non-GAAP per share amounts:	2020	2019
GAAP Weighted average shares outstanding (diluted)	75.5	68.4
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	0.2
Pro forma weighted average shares outstanding (diluted)	75.5	68.6

(1)Due to the occurrence of a net loss on a GAAP basis for the three months ended December 31, 2019, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted earnings per share and are included here.

	Three Months Ended December 31,
	2020	2019
Adjusted EBITDA:
Advanced Process Solutions	$48.5	$51.5
Molding Technology Solutions	48.4	26.3
Batesville	52.3	23.0
Corporate	(11.2)	(8.9)
Less:
Interest income	(0.6)	(1.3)
Interest expense	21.2	14.7
Income tax expense (benefit)	31.3	(12.4)
Depreciation and amortization	29.3	25.9
Business acquisition, disposition, and integration costs	9.1	53.8
Restructuring and restructuring related charges	1.5	2.4
Inventory step-up	—	9.6
Gain on divestiture	(31.6)	—
Other	0.1	—
Consolidated net income (loss)	$77.7	$(0.8)

	Three Months Ended December 31,
	2020	2019
Consolidated net income (loss)	$77.7	$(0.8)
Interest income	(0.6)	(1.3)
Interest expense	21.2	14.7
Income tax expense (benefit)	31.3	(12.4)
Depreciation and amortization	29.3	25.9
EBITDA	158.9	26.1
Business acquisition, disposition, and integration costs	9.1	53.8
Restructuring and restructuring related charges	1.5	2.4
Inventory step-up	—	9.6
Gain on divestiture	(31.6)	—
Other	0.1	—
Adjusted EBITDA	138.0	91.9
Pro forma adjustments (see below)	(1.4)	(1.6)
Pro forma adjusted EBITDA	$136.6	$90.3

Pro forma adjustments:
Less: Red Valve adjusted EBITDA (1)	$(1.4)	$(0.8)
Less: Cimcool adjusted EBITDA (2)	—	(5.3)
Add: Milacron adjusted EBITDA, pre-acquisition (3)	—	4.5
Pro forma adjustments to adjusted EBITDA	$(1.4)	$(1.6)

Pro forma adjusted EBITDA by segment:
Advanced Process Solutions	$47.1	$50.7
Molding Technology Solutions	48.4	32.9
Batesville	52.3	23.0
Corporate	(11.2)	(16.3)
	$136.6	$90.3

(1)The Red Valve business, which was included within the Advanced Process Solutions reportable segment, was divested on December 31, 2020.
(2)The Cimcool business, which was included within the Molding Technology Solutions reportable segment, was divested on March 30, 2020. This amount includes the Cimcool business’ results for the three months ended December 31, 2019.
(3)Milacron’s results (inclusive of the Cimcool business) for the period of October 1, 2019 to November 20, 2019 were derived from the company's accounting records.

	Three Months Ended December 31,
	2020	2019
Advanced Process Solutions net revenue	$290.8	$306.6
Less: Red Valve net revenue (1)	(8.0)	(8.1)
Advanced Process Solutions pro forma net revenue	282.8	298.5
Molding Technology Solutions net revenue	236.9	133.3
Less: Cimcool net revenue (2)	—	(27.3)
Add: Milacron net revenue, pre-acquisition (3)	—	115.7
Molding Technology Solutions pro forma net revenue	236.9	221.7
Batesville net revenue	164.8	127.0
Consolidated pro forma net revenue	$684.5	$647.2

(1)The Red Valve business, which was included within the Advanced Process Solutions reportable segment, was divested on December 31, 2020.
(2)The Cimcool business, which was included within the Molding Technology Solutions reportable segment, was divested on March 30, 2020. This amount includes the Cimcool business’ results for the three months ended December 31, 2019.
(3)Milacron’s results (inclusive of the Cimcool business) for the period of October 1, 2019 to November 20, 2019 were derived from the company's accounting records.

	December 31, 2020	December 31, 2019
Advanced Process Solutions backlog	$1,070.6	$900.9
Less: Red Valve backlog (1)	—	(15.9)
Advanced Process Solutions pro forma backlog	1,070.6	885.0
Molding Technology Solutions backlog	292.0	146.8
Less: Cimcool backlog (2)	—	(0.9)
Molding Technology Solutions pro forma backlog	292.0	145.9
Consolidated pro forma backlog	$1,362.6	$1,030.9

(1)The Red Valve business, which was included within the Advanced Process Solutions reportable segment, was divested on December 31, 2020.
(2)The Cimcool business, which was included within the Molding Technology Solutions reportable segment, was divested on March 30, 2020.

Throughout this release, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project
become	pursue	estimate	will	forecast	continue	could	anticipate
target	encourage	promise	improve	progress	potential	should	impact
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the impact of contagious diseases such as the COVID-19 pandemic and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers' credit quality, downgrades of the Company's credit quality, closure or temporary interruption of the Company's or suppliers' manufacturing facilities, travel, shipping and logistical disruptions, loss of human capital or personnel, and general economic calamities; risks that the integration of Milacron disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; competition in the industries in which we operate, including on price or from nontraditional sources in the death care industry; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact of the significant amount of indebtedness of the Company and its ability to meet its de-leveraging goals; the ability of the Company to comply with financial or other covenants in its debt agreements; global market and economic conditions, including those related to the financial markets; our level of international sales and operations; cyclical demand for industrial capital goods; continued fluctuations in mortality rates and increased cremations; the dependence of our business units on relationships with several large customers and providers; the impact to the Company's effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political environment or global trade policy; adverse foreign currency fluctuations; increased costs or unavailability of raw materials or certain outsourced services; labor disruptions; increasing competition for highly skilled and talented workers; and the effect of certain provisions of the Company's governing documents and Indiana law that could decrease the trading price of the Company's common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading "Risk Factors" in Part I, Item 1A of Hillenbrand's Form 10-K for the year ended September 30, 2020, filed with the Securities and Exchange Commission ("SEC") on November 12, 2020, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on February 3, 2021. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACT
Kaveh Bakhtiari, Senior Director, Investor Relations
Phone: 812-931-5001
Email: kaveh.bakhtiari@hillenbrand.com